Exhibit 4.42

[One Thousand Rupee Stamp]

AGREEMENT

This Agreement made on 17th day of August, 2013 between SESA GOA LIMITED, a Company incorporated and registered under the Companies Act, 1956 and having its Registered Office at Sesa Ghor, 20 EDC Complex, Patto, Panaji, Goa (hereinafter referred to as “the Company”) of the One Part and MR. NAVIN AGARWAL Indian inhabitant residing at Soham, 8/738 Behramji Gamadia Road, Mumbai – 400 026 (hereinafter referred to as “Whole Time Director”) of the Other Part.

WHEREAS:

The Board of Directors at their meeting held on 17th August, 2013 have appointed Mr. Navin Agarwal as a “Whole Time Director” designated as “Executive Vice-Chairman” of the Company for a period from August 17, 2013 till July 31, 2018 and Mr. Navin Agarwal has agreed to the said appointment upon the terms and conditions hereinafter contained which were recommended by the Managerial Remuneration Committee, vide Resolution passed by Circular dated 17th August, 2013.

The appointment and remuneration of the Whole Time Director is subject to the approval of the Members pursuant to Sections 198, 269, 309 and 310 and such other applicable provisions of the Companies Act, at the ensuing General Meeting of the Company.

NOW THIS AGREEMENT WITNESSETH AND IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AS FOLLOWS:

1.	The Company hereby approves the appointment of Mr. Navin Agarwal as a ‘Whole-time Director’ designated as “Executive Vice-Chairman from August 17, 2013 till July 31, 2018 subject to such appointment being determined earlier in accordance with the provisions of this Agreement.

2.	Mr. Navin Agarwal, Whole Time Director of the Company shall have substantial powers of management of the affairs of the Company and is entitled to exercise all such powers and to do all such acts and things which the company is authorised, subject to the provisions of the Companies Act, 1956 as well as the provisions of the Memorandum of Association and Articles of Association of the Company. Provided that the Whole Time Director shall exercise his powers and do such acts, subject to the superintendence, direction and control of the Board of Directors.

3.	The Whole-time Director shall in consideration of his services to the Company be entitled to receive remuneration by way of salary, allowances, commission and perquisites as set out below:-

I	Period of Appointment	:	From August 17, 2013 to July 31, 2018. Mr. Navin Agarwal shall not be subject to retirement by rotation during his tenure as Whole-Time Director.
II	Designation	:	Executive Vice-Chairman
III	Powers & Responsibilities	:	Mr. Navin Agarwal will exercise such powers and duties as may be entrusted by the Board from time to time.
IV	Remuneration
	(a) Basic Salary	:	In the range of Rs.25,00,000 –Rs. 1,25,00,000 per month. (With such annual/special increments within the aforesaid range as may be decided by the Board or any Committee thereof, in its absolute discretion from time to time).

	(b) Commission / Performance bonus	:	Not exceeding 1% of the Net Profits of the relevant previous year calculated under Section

349 and 350 of the Companies Act, 1956 (payable at such intervals as may be decided by the Board / Committee).

(c) Perquisites		In addition to salary and incentives payable, Mr. Navin Agarwal shall also be entitled to perquisites including free furnished accommodation or house rent allowance in lieu thereof, gas, electricity, water, furnishing, medical reimbursement and leave travel concession for self and family, club fees, medical and personal accident insurance in accordance with the rules of the Company or as may be agreed to by the Board of Directors or Committee thereof.

(d) House Rent Allowance	:	Forty Percent of the basic salary

(e) Stock Option		Stock Option of Vedanta Resources Plc. under the Long Term Incentive Plan (LTIP) or Short Term Incentive Plan (STIP) or any other plan which may be in vogue as per policy of the Group, provided the amount of benefit is limited to an amount not exceeding 100% of the total Annual Remuneration.

Explanation:

i)	Perquisites shall be evaluated as per Income Tax Rules, wherever applicable and in the absence of any such rule, perquisites shall be evaluated at actual cost to the Company.

ii)	For the purpose of perquisites stated hereinabove, ‘family’ means the spouse, dependent children and dependent parents of the appointee.

V Provident Fund and Superannuation Fund or Annuity Fund.

Mr. Navin Agarwal will also be entitled to the following as per rules of the Company or as approved by the Board of Directors.

i)	Contribution to Provident Fund and Superannuation Fund or Annuity Fund to the extent these, either singly or put together are not taxable under the Income Tax Act, 1961.

ii)	Gratuity payable as per rules of the Company.

iii)	Encashment of leave as per rules of the Company.

VI Other Benefits:

i)	The Company shall provide him with car or cash in lieu thereof, expenses relating to fuel, maintenance and driver will be reimbursed on actual as per Company policy. Further the Company shall also provide telephones and other communication facility (for official business).

ii)	Such other benefits as may be decided by the Board or its Committee from time to time.

iii)	Mediclaim hospitalization, Credit Card and Professional Body Membership Fees as per Rules of the Company.

The amount of Perquisites payable to Mr. Navin Agarwal may be decided / varied by the Board of directors or its Committee, from time to time as it may deem fit in its absolute discretion; provided that the total remuneration consisting of Salary, Perquisites and other benefits paid to Mr. Navin Agarwal as Executive Vice Chairman shall not exceed the limit stipulated in section 198 and 309 of the Act, i.e. five percent of the net profits of the Company computed in the manner laid down in section 349 of the Act,.

VII Minimum Remuneration

Notwithstanding anything to the contrary herein contained, where in any financial year during the currency of the tenure of Mr. Navin Agarwal, the Company has no profits or the profits are inadequate, the Company will pay remuneration by way of salary and perquisites as decided by the Board or any Committee within thereof from time to time as minimum remuneration, with the approval of the Central Government, if necessary.

VIII Other Terms and Conditions

i)	The terms and conditions of the said appointment may be altered and varied from time to time by the Board of Directors of the Company as it may, at its discretion deem fit, so as not to exceed the limits specified in Schedule XIII to the Companies Act, 1956 (including any statutory modification or re-enactment thereof, for the time being in force) or any amendments made thereto.

ii)	He shall not, so long as he functions as Whole-Time Director, become interested or otherwise concerned directly or through his wife and/or children in any selling agency of the Company in future without prior approval of the Central Government.

iii)	The agreement may be terminated by either party to the agreement by giving at least 90 days’ prior notice in writing in that behalf to the other party or 90 days salary in lieu thereof and on the expiry of the period of such notice this Agreement/s shall stand terminated.

iv)	The Whole-Time Director shall throughout the term of this Agreement devote his full time and attention to the business of the Company, and shall in all respects conform to and comply with the directions and regulations made by the Board of Directors and rules of the Company and shall well and faithfully serve the Company and use his utmost endeavor to promote the interests thereof. However the Whole-Time Director can devote his time and attention to any of the company of the Vedanta Group. Subject to applicable laws, the Whole-Time Director in his capacity as Director of other companies may accept Board fees paid by the companies to all the Directors.

v)

The Whole-Time Director shall during the term of this Agreement and at all times thereafter keep strictly confidential and shall not divulge, disclose, make known or communicate to any person or persons, firm, Company or concerns (unless required by the Board or except in the ordinary course of business and/or to those of the officials of the Company whose province it is to know the same) or himself make use of any and all information relating to the Company or any of its holding company, subsidiary or affiliate including its business activities, technologies, designs, processes and related matters which he may acquire, receive or obtain or which may come to his knowledge in the course of or by reason of his appointment hereunder.

vii)	Notwithstanding anything contrary herein contained or implied, the Company shall be entitled to terminate the employment of the Whole-Time Director under this Agreement forthwith by notice in writing:-

i)	If he becomes insolvent or make any composition or arrangement with his creditors;

ii)	If he commits a material breach of any of the terms, provisions or conditions herein; or

iii)	If he shall become disqualified to act as a director for any reason, other than an inadvertent breach of Section 283 of the Companies Act, 1956.

IN WITNESS WHEREOF Mr.G.D. Kamat, Director on behalf of the Company and Mr. Navin Agarwal, Whole Time Director has hereunto set his hand and seal the day and year first herein above written.

SIGNED AND ACCEPTED BY
Mr. Navin Agarwal

in the presence of:

/s/ Mr. Navin Agarwal
SIGNED AND DELIVERED by Mr. G.D. Kamat, Director of Sesa Goa Limited /s/ Mr. G.D. Kamat In the presence of Mr. C. D. Chitnis /s/ Mr. C.D. Chitnis

The Common Seal of the above named SESA GOA LIMITED has been affixed hereunto pursuant to a Resolution passed by its Board of Directors in that behalf at their meeting held on 17th August, 2013 in the presence of Mr. G.D. Kamat, Director and Mr. C.D. Chitnis, Company Secretary of the Company who in token thereof has set and subscribed his signature hereto